Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2007 Third Quarter Financial Results

Net income for the 2007 third quarter includes $1.8 million of first year milestone payments resulting from prior sale of commercial products

DUBLIN, Calif., Oct. 29, 2007 — SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies,  today reported financial results for the third quarter and nine months ended September 30, 2007.

The Company reported net income for the 2007 third quarter of $192,000, or $0.00 per fully diluted share, compared with a net loss of $2.3 million, or $0.04 per fully diluted share, for the same prior year period.  The Company reported net income for the nine months ended September 30, 2007, of $7.9 million, or $0.14 per fully diluted share, compared with a net loss of $10.2 million, or $0.19 per fully diluted share, for the same prior year period.

“We remain pleased with our year to date financial and operational results for 2007 as we further advance MP470, our oral tyrosine kinase inhibitor, in the clinic and continue to optimize our overall productivity across the discovery and development operations,” said Dr. James Manuso, SuperGen’s President and Chief Executive Officer.

Total revenues for the 2007 third quarter were $6.1 million compared with $8.3 million for the same prior year period.  Royalty revenue for the 2007 third quarter was $6.1 million compared with $1.0 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received.  Total revenues for the 2006 third quarter included $5.1 million of development and license revenue pursuant to the license agreement with MGI PHARMA and net product revenue of $2.2 million.  There was no similar development and license revenue for the 2007 third quarter. The decrease in net product revenue during the 2007 third quarter is primarily due to the sale of the Company’s worldwide rights for Nipent® (pentostatin for injection) and Surface Safe® to Mayne Pharma (acquired by Hospira Inc. in February 2007).

Excluding the gain on sale of products, total costs and operating expenses for the 2007 third quarter were $9.2 million compared with $11.9 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the 2007 third quarter were reductions in cost of product revenue and sales and marketing expenses resulting from the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma offset in part by higher research and development costs related to product development activities.  Included on a separate line item in total costs and operating expenses for the 2007 third quarter is the recognition of additional milestone payments on the sale of products to Mayne Pharma.  There were no similar milestone payments for the same prior year period.

The Company reported net income for the 2007 third quarter of $192,000, or $0.00 per fully diluted share, compared with a net loss of $2.3 million, or $0.04 per fully diluted share, for the same prior year period.  Included in net income for the 2007 third quarter is a gain on sale of products for additional milestone payments of $1.8 million, a non-cash charge of $904,000 for stock-based compensation expense and an income tax benefit of $427,000 resulting primarily from a change in the anticipated timing of a milestone payment to the former Montigen Pharmaceuticals shareholders.  Included in the 2006 third quarter net loss is a non-cash gain for a change in valuation of derivatives of $654,000.  There was no similar non-cash gain during the 2007 third quarter since the related derivatives expired at the end of 2006.

Total revenues for the nine months ended September 30, 2007, were $15.2 million compared with $35.2 million for the same prior year period.  Royalty revenue for the nine months ended September 30, 2007, was $14.5 million compared with $1.0 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement previously entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  Total revenues for the nine months ended September 30, 2006, included $25.1 million of primarily milestone payments included in development and license revenue pursuant to the license agreement with MGI PHARMA.  There was no similar development and license revenue for the 2007 third quarter.  Net product revenue for the nine months ended September 30, 2007, was $621,000 compared to $9.1 million for the same prior year period.  The reduction in net product revenue for the nine months ended September 30, 2007, was primarily due to the sale of the Company’s worldwide rights for Nipent and Surface Safe to Mayne Pharma.

Excluding the gain on sale of products, total costs and operating expenses for the nine months ended September 30, 2007, was $37.7 million compared with $49.0 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the nine months ended September 30, 2007, were a lower net non-cash operating charge relating to acquired in-process research and development associated with the acquisition of Montigen Pharmaceuticals and reductions in the cost of product revenue and sales and marketing expenses resulting primarily from the sale of the Company’s worldwide rights for Nipent and Surface Safe offset in part by higher research and development costs related to product development activities and an increase in the non-cash charge for stock-based compensation expense.  Included on a separate line item in total costs and operating expenses for the nine months ended September 30, 2007, is the recognition of the deferred gain and additional milestone payments on the sale of products to Mayne Pharma and the recognition of gains on the sale of other products to Intas Pharmaceuticals.

The Company reported net income for the nine months ended September 30, 2007, of $7.9 million, or $0.14 per fully diluted share, compared with a net loss of $10.2 million, or $0.19 per fully diluted share, for the same prior year period.  Included in net income for the nine months ended September 30, 2007, is a gain on sale of products of $27.7 million offset in part by a non-cash operating charge relating to acquired in-process research and development of approximately $10.0 million, a non-cash charge of $3.2 million for stock-based compensation expense and an income tax provision of $236,000 resulting primarily from the anticipated tax impact of recognizing the various milestone payments received from the sale of certain non-core assets to third parties.  Included in the net loss for the nine months ended September 30, 2006, is a non-cash gain for a change in valuation of derivatives of $1.3 million.  There was no similar non-cash gain during 2007 since the related derivatives expired at the end of 2006.

As of September 30, 2007, the Company had approximately $87.5 million in unrestricted cash, cash equivalents and marketable securities.

Corporate News

July 2007:

•                  The Company announced that investigators at The Translational Genomics Research Institute (TGen) and TGen Clinical Research Services (TCRS) at Scottsdale Healthcare in Scottsdale, Arizona, have dosed the first patient in a Phase I clinical trial of MP470, a novel, oral, multi-targeted tyrosine kinase inhibitor (TKI). The study is also open to accrual at South Texas Accelerated Research Therapeutics (START) in San Antonio, Texas.  The trial is expected to enroll up to 30 patients at the two study centers.  The Phase I trial is an accelerated titration dose-escalation study designed to assess the safety and tolerability of MP470, and to determine the maximum tolerated dose of the compound in patients with advanced-stage solid tumors. Additionally, the Company will assess pharmacokinetic and biomarker data from the study to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities.

August 2007:

•                  The Company announced the retirement of Audrey F. Jakubowski, Ph.D., Chief Regulatory and Quality Officer.  Dr. Jakubowski’s primary responsibilities were transitioned to David S. Smith, Ph.D., who joined SuperGen in March 2007 as Vice President, Regulatory and Quality Affairs.  Most recently, Dr. Smith was Senior Director, Regulatory Strategy at Wyeth Consumer Healthcare.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2007 third quarter today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s Web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, Calif., SuperGen Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma over the five year period following the anniversary of the closing date, except for $7.25 million that will be received when certain contractual conditions are met, expectations regarding the first-in-human Phase I clinical trial for MP470, an novel oral multi-targeted tyrosine kinase inhibitor (TKI), as well as SuperGen’s plans to assess pharmacokinetic and biomarker data from its collaborative Scottsdale,

Arizona study to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP470, the satisfaction of the contingencies related to the sale of the North American rights to Nipent and Surface Safe to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Mary M. Vegh
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development Tel: (925) 560-0100 x111	Manager, Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail:
mary.vegh@supergen.com

Condensed Consolidated Statements of Operation and Balance Sheets to follow...

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Net product revenue	$—	$2,228	$621	$9,096
Development and license revenue from MGI PHARMA, Inc.	—	5,064	—	25,064
Royalty revenue	6,123	1,043	14,536	1,043
Total revenues	6,123	8,335	15,157	35,203

Costs and operating expenses:
Cost of product revenue	—	482	221	1,877
Research and development	6,170	4,651	17,185	11,509
Selling, general, and administrative	3,072	6,753	10,344	19,312
Acquired in-process research and development	—	—	9,968	16,318
Gain on sale of products	(1,828)	—	(27,677)	—
Total costs and operating expenses	7,414	11,886	10,041	49,016

Income (loss) from operations	(1,291)	(3,551)	5,116	(13,813)

Interest income	1,044	796	3,027	1,794
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	—	780
Other income	12	—	33	—
Change in valuation of derivatives	—	654	—	1,327
Income (loss) before income tax	(235)	(2,101)	8,176	(9,912)

Income tax benefit (provision)	427	(217)	(236)	(252)

Net income (loss)	$192	$(2,318)	$7,940	$(10,164)
Net income (loss) per common share:
Basic	$0.00	$(0.04)	$0.14	$(0.19)
Diluted	$0.00	$(0.04)	$0.14	$(0.19)
Weighted average shares outstanding:
Basic	57,478	53,607	56,655	52,858
Diluted	57,759	53,607	57,297	52,858

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$76,445	$67,704
Marketable securities	4,392	—
Accounts receivable, net	160	489
Development revenue receivable from MGI PHARMA, Inc.	—	29
Accounts receivable from Mayne Pharma	57	1,502
Inventories, net	—	223
Prepaid distribution and marketing rights	—	630
Prepaid expenses and other current assets	1,241	1,111
Total current assets	82,295	71,688

Marketable securities, non-current	6,684	179
Investment in stock of related parties	—	659
Property, plant and equipment, net	3,913	3,752
Goodwill	731	731
Other intangibles, net	639	958
Restricted cash and investments, non-current	2,509	10,043
Other assets	6	36
Total assets	$96,777	$88,046

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,384	$5,202
Payable to AVI BioPharma, Inc.	565	565
Deferred gain on sale of products to Mayne Pharma	712	11,754
Deferred revenue	—	459
Accrued payroll and employee benefits	2,302	3,296
Total current liabilities	6,963	21,276

Deferred rent	863	938
Total liabilities	7,826	22,214

Stockholders’ equity	88,951	65,832
Total liabilities and stockholders’ equity	$96,777	$88,046

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